Exhibit 15.1

CHINA NATURAL RESOURCES, INC.

ANNOUNCES EXPLORATION OF ATTRACTIVE OPPORTUNITIES IN THE HEALTHCARE SECTOR

HONG KONG, October 16, 2020 –  CHINA NATURAL RESOURCES, INC. (NASDAQ: CHNR) (the “Company”), a company based in the People’s Republic of China (the “PRC”), announced today that it has determined that in addition to its current mining segment, the Company will explore potential investments, among others, in the healthcare sector in the PRC.

“We are excited to explore the opportunities presented by the healthcare sector in the PRC, and to diversify our operations as we move into our next phase of growth. Driven by an aging population, increasing disposable income, and rising health awareness and life expectancy, the PRC has become a major healthcare market with sizable and steadily increasing healthcare expenditures. We believe the relatively early stage of development and huge market potential provides fertile ground for our new expansion strategy. We intend to increase our ranks to include seasoned personnel with experience conducting mergers and acquisitions in the healthcare space to position us to participate in this growing and attractive market, which should support increased revenues and enhanced shareholder value,” said Mr. Wong Wah On Edward, the Company's Chairman.

About China Natural Resources:

China Natural Resources, Inc., a British Virgin Islands corporation, through its operating subsidiaries in the PRC, is currently engaged in (a) the acquisition and exploitation of mining rights in Inner Mongolia, including preliminary exploration for lead, silver and other nonferrous metal, and (b) copper trading in the PRC, and is actively exploring business opportunities in the healthcare and other non-natural resources sectors.

Forward-Looking Statements:

This press release includes forward-looking statements within the meaning of the U.S. federal securities laws.  These statements include, without limitation, statements regarding the intent, belief and current expectations of the Company, its directors or its officers with respect to: the potential presented by the healthcare sector in the PRC; the impact on the Company’s financial position of an investment in the healthcare sector of the PRC; its ability to hire personnel able to shepherd such an investment; and its ability to locate and execute on strategic opportunities. Forward-looking statements are not a guarantee of future performance and involve risks and uncertainties, and actual results may differ materially from those in the forward-looking statement as a result of various factors. Among the risks and uncertainties that could cause the Company’s actual results to differ from its forward-looking statements are: the potential lack of appetite for the Company’s current holdings as consideration for a transaction in the healthcare sector; possible downturns in the healthcare sector in the PRC or other sectors that the Company may invest in; the results of the next assessment by the Staff of the Nasdaq Listing Qualifications department of the Company’s compliance with the Nasdaq Listing Rules; uncertainties related to governmental, economic and political circumstances in the PRC; uncertainties related to with metal price volatility; uncertainties related to the Company’s ability to fund operations; uncertainties related to possible future increases in operating expenses, including costs of labor and materials; uncertainties related to the impact of the COVID-19 pandemic; uncertainties related to the political situation between the PRC and the United States, and potential negative impacts on companies with operations in the PRC that are listed on exchanges in the United States; and other risks detailed from time to time in the Company’s filings with the U.S. Securities and Exchange Commission. When, in any forward-looking statement, the Company, or its management, expresses an expectation or belief as to future results, that expectation or belief is expressed in good faith and is believed to have a reasonable basis, but there can be no assurance that the stated expectation or belief will result or be achieved or accomplished. Except as required by law, the Company undertakes no obligation to update any forward-looking statements.